Exhibit 99

FOR IMMEDIATE RELEASE	Contact:	Susan Kahn (investor)
612-761-6735

Cathy Wright (financial media)
847-615-1538

Carolyn Brookter (media)
612-696-6557

TARGET CORPORATION COMPLETES SALE OF MERVYN’S

MINNEAPOLIS, September 2, 2004 — Target Corporation announced today that it has completed the sale of its Mervyn’s retail subsidiary to an investment consortium including Sun Capital Partners, Inc., Cerberus Capital Management, L.P., Lubert-Adler and Klaff Partners, L.P., and completed the sale of Mervyn’s credit card receivables to GE Consumer Finance, a unit of General Electric Company. The aggregate consideration of these transactions was approximately $1.65 billion in cash.

Mervyn’s is a promotional, middle-market department store with 257 stores in 13 states, primarily in the west and south. In 2003, Mervyn’s generated $3.6 billion in revenue and $160 million in pretax segment profit. Mervyn’s will continue to operate from its headquarters in Hayward, California.

Following the sale of Mervyn’s, Target Corporation will continue to operate Target Stores, a large-store, general-merchandise, discount format currently consisting of 1,272 stores in 47 states, as well as an on-line business called Target.com.

Target Corporation news releases are available at www.target.com or www.prnewswire.com.

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